Morgan Stanley Institutional Liquidity Funds - Money
Market Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 State of California 2012-2013
Revenue Anticipation Notes Series A-2
Purchase/Trade Date:	  8/17/2012
Offering Price of Shares: $101.701
Total Amount of Offering: $7,500,000,000
Amount Purchased by Fund: $40,000,000
Percentage of Offering Purchased by Fund: 0.533
Percentage of Fund's Total Assets: 1.55
Brokers: JP Morgan, Wells Fargo Securities, De La
Rosa & Co., Academy Securities, Inc., BAIRD,
Blaylock Robert Van, LLC, Citigroup, Drexel
Hamilton, LLC, Jackson Securities LLC, Loop Capital
Markets, Morgan Stanley, Prager & Co., LLC, RBC
Capital Markets, Southwest Securities, Inc., US
Bancorp Investments, Inc., Alamo Capital, BMO
Capital Markets GKST Inc., BofA Merrill Lynch, City
National Securities, Inc., Fidelity Capital Markets,
Jefferies, M.R. Beal & Company, Oppenheimer & Co.
Inc., Ramirez & Co., Inc., Rice Financial Products
Company, Stone & Youngberg, a Division of Stifel
Nicolaus, Wedbush Securities, Backstrom McCarley
Berry & Co., LLC, Barclays, Cabrera Capital Markets,
LLC, Comerica Securities, Goldman, Sachs & Co.,
KeyBanc Capital Markets Inc., Mitsubishi UFJ
Securities, Piper Jaffray & Co., Raymond James
Morgan Keegan, Siebert Brandford Shank & Co., LLC,
The Williams Capital Group, LP, William Blair &
Company
Purchased from:  JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*:
YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one
NRSRO.